                                                                    EXHIBIT 23.2

              INDEPENDENT AUDITORS' REPORT ON SCHEDULE AND CONSENT

The Board of Directors
Cascade Microtech, Inc.:

    The audits referred to in our report dated February 25, 2000 included the related financial statement schedule as of December 31, 1998 and 1999 and for each of the years in the three-year period ended December 31, 1999, included in the Registration Statement on Form S-1. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

    We consent to the use of our report dated February 25, 2000 included in the Registration Statement on Form S-1 of Cascade Microtech, Inc. relating to the consolidated balance sheets of Cascade Microtech, Inc. and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, redeemable convertible preferred stock and shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and to the reference to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the Registration Statement.

                                          /s/ KPMG LLP

Portland, Oregon
September 29, 2000